Exhibit 3

AMENDMENT NO. 2 (“AMENDMENT”) TO
AMENDED AND RESTATED RIGHTS AGREEMENT,
dated as of June 30, 2009, as heretofore amended (the “Agreement”), between
TREDEGAR CORPORATION (the “Company”)
and
COMPUTERSHARE TRUST COMPANY, N.A.,
as successor Rights Agent (“Computershare”)

The Company and Computershare agree that the Agreement is hereby amended effective as of August 31, 2011 in the following respects:

1.           The references to “10%” in the definition of  “Acquiring Person” in each of the places it appears in Section 1(a) and Section 23(a)(ii) of the Agreement and in the “Summary of Rights to Purchase Preferred Stock” attached as Exhibit B to the Agreement shall be changed to “15%”.  Such changes shall not have the effect, nor be deemed to constitute the approval by the Company or its Board of Directors, of making available an exception from the application of the Virginia Affiliated Transactions statute (Virginia Stock Corporation Act, Sections 13.1-725 et. seq.) for any Person pursuant to Section 13.1-727.B.1 or otherwise.

2.           The references to “clause (b)(2)” in each of the places it appears in the second sentence of Section 1(a) of the Agreement shall be changed to “clause (c)(2)”.

3.           The language in the beginning of clause (iv) of Section 1(c) of the Agreement preceding the proviso shall be replaced in its entirety with the following:

“that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) with respect to any securities of the Company (including any securities of the Company beneficially owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) as a hedge against loss in connection with any derivative instrument or similar contract or agreement the value or return on which is based on or linked to the value of or return of any of the Company’s securities) except pursuant to a revocable proxy as described in the proviso to subparagraph (iii) of this paragraph (c)”.

4.           All references in the Agreement to the Rights Agent shall be references to Computershare as successor Rights Agent to National City Bank.

5.           Section 26 of the Agreement shall be amended to change the address of the Rights Agent to:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attention:  Client Services

6.           Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

7.           The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Amended and Restated Rights Agreement, as previously amended and as further amended by this Amendment, and all references to the Agreement shall be deemed to include this Amendment.

8.           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date specified above.

TREDEGAR CORPORATION

By:
A. Brent King, Vice President, General
Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.
(as successor Rights Agent under the Agreement)

By:
Name:
Title: